Exhibit 99.2

SAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data, unaudited)

	December 31, 2001	March 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$35,038	$22,344
Short-term marketable securities	5,580	19,040
Accounts receivable, net	8,895	6,479
Inventory	4,012	6,861
Prepaids & other assets	1,342	1,220

Total current assets	54,867	55,944
Property & equipment, net	4,528	4,440
Other non-current assets	1,947	1,906
Goodwill & other intangible assets, net	8,353	10,280

Total assets	$69,695	$72,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,748	$3,312
Accrued expenses and other liabilities	2,930	3,299

Total current liabilities	4,678	6,611

Stockholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 14,907,000 and 13,925,000 issued and outstanding	149	139
Additional paid-in capital	208,900	200,844
Notes receivable from stockholders	(58)	(558)
Deferred compensation related to stock options and restricted stock	(33)	(115)
Accumulated deficit	(143,941)	(134,351)

Total stockholders’ equity	65,017	65,959

Total liabilities & stockholders’ equity	$69,695	$72,570

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAGE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2001	2000	2001	2000
Revenue	$11,898	$9,652	$29,869	$24,726
Cost of revenue
Cost of products sold	7,144	5,175	17,340	12,590
Amortization of intangibles charged to cost of revenue	—	250	—	563
Write off of inventory at close of board business	996	—	996	—

Gross profit	3,758	4,227	11,533	11,573

Operating expenses:
Research and development	2,463	2,016	7,927	5,708
Charge for in-process technology	—	—	—	7,200
Selling, general and administration	3,353	3,134	10,528	8,869
Business combination expenses	419	—	1,555	—
Amortization of intangibles	643	5,937	1,928	13,375
Severance expenses	164	—	164	—
Stock compensation	21	58	82	210

Total operating expenses	7,063	11,145	22,184	35,362

Loss from operations	(3,305)	(6,918)	(10,651)	(23,789)
Interest and other income, net	223	591	1,061	2,128

Net loss	$(3,082)	$(6,327)	$(9,590)	$(21,661)

Number of weighted average outstanding shares	14,750	13,752	14,263	12,492

Basic and diluted loss per share	$(0.21)	$(0.46)	$(0.67)	$(1.73)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS,
(In thousands, unaudited)

	Nine Months Ended December 31,
	2001	2000
Cash flows from operating activities:
Net loss	$(9,590)	$(21,661)
Adjustments to reconcile net loss to net cash used in operating activities:
Charge for in-process technology	—	7,200
Depreciation	1,348	816
Amortization	1,927	13,938
Stock compensation	82	210
Changes in assets and liabilities:
Accounts receivable	(2,416)	(1,716)
Inventories	2,849	(1,210)
Prepaid expenses and other assets	(122)	(713)
Accounts payable	(1,564)	532
Accrued expenses and other liabilities	(369)	(3,105)

Net cash used in operating activities	(7,855)	(5,709)

Cash flows from investing activities:
Sale of marketable securities, net	13,460	—
Acquisition of property and equipment	(1,436)	(3,259)
Acquisition of other non-current assets	(41)	(1,866)
Net cash acquired with Faroudja	—	18,667

Net cash provided by investing activities	11,983	13,542

Cash flow from financing activities:
Repayment of stockholder’s note	500	(483)
Proceeds from issuance of common stock through employee stock purchase plan	223	—
Proceeds from issuance of common stock upon exercise of stock options	7,843	633

Net cash provided by financing activities	8,566	150

Net increase in cash and cash equivalents	12,694	7,983
Cash and cash equivalents at beginning of period	22,344	38,936

Cash and cash equivalents at end of period	$35,038	$46,919

Non-cash investing and financing activities:
Issuance of common stock in connection with acquisition of Faroudja	$—	$144,879

Current assets, excluding cash, acquired in connection with acquisition of Faroudja	$—	$3,519

Current liabilities acquired in connection with acquisition of Faroudja	$—	$3,245

The accompanying notes are an integral part of these condensed consolidated financial statements.

SAGE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Organization and business

Sage, Inc., a Delaware corporation (Sage), and its wholly owned subsidiaries, Sage Design Systems (India) Pvt., Ltd., and Faroudja, Inc., a Delaware corporation (Faroudja), (and its wholly owned subsidiary Faroudja Laboratories, Inc.), provide digital display and video processors, enabling superior picture quality for a variety of consumer technology and PC-display products ranging from web appliances to TVs and flat panel monitors. Leveraging Faroudja technology from its acquisition of Faroudja in June 2000, Sage is developing products that bring the home theater experience to the mass consumer and PC-display market through digitally enhanced television, projection displays, DVD players and internet appliances. Sage believes that its systems-on-a-chip technology provides highly integrated mixed-signal and system functionality with higher picture quality than lower-quality processors at a similar component cost.

2.	Basis of presentation

The unaudited condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted for interim financial reporting. These condensed consolidated financial statements should be read in conjunction with our financial statements and notes thereto for the three years ended March 31, 2001 that are included in our Form 10-K Statement filed with the Securities and Exchange Commission. We believe that the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting solely of normal and recurring adjustments, that are necessary for fair presentation of the results of the interim periods presented. The results of operations presented for the period ended December 31, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.	Merger with Genesis Microchip, Incorporated

On September 27, 2001 Sage and Genesis Microchip Incorporated, a Nova Scotia corporation (Genesis), agreed to merge in a transaction to be accounted for as a purchase, subject to regulatory reviews, which have now been successfully completed, and to the approval of the stockholders of both companies. In conjunction with the merger, Genesis is converting from a Nova Scotia corporation to a Delaware corporation, which will be called Genesis Microchip, Inc. (Genesis Delaware). Upon completion of the merger, stockholders of Sage will be able to exchange each share of Sage common stock held for 0.571 shares of Genesis Delaware. It is expected that this transaction will close during February 2002. During the quarter ended December 31, 2001 Sage incurred approximately $0.4 million of expenses in connection with this business combination, and expects to incur further such expenses in the quarter ending March 31, 2002.

4.	Merger with Faroudja

On February 18, 2000 Sage and Faroudja agreed to merge in a transaction accounted for as a purchase. On June 7, 2000, stockholders of Sage and Faroudja approved the Merger Agreement between the companies, under which stockholders of Faroudja received 0.285 shares of Sage common stock for every share held.

During the quarter ended March 31, 2001, management performed an impairment assessment of the identifiable intangible assets, including goodwill, recorded upon the acquisition of Faroudja. The assessment was performed primarily due to two reasons. First, due to changed business conditions, including negative outlooks for rates of growth, Sage’s expectations on revenues and profitability from the acquired operations were lower. Second, there was a significant decline in Sage’s stock price since measurement date of the acquisition and the recorded balance of goodwill and other intangible assets significantly exceeded Sage’s market capitalization prior to the impairment charge. As a result of this review, management recorded a $91.5 million impairment charge to reduce goodwill for the year ended March 31, 2001. The charge was determined based upon estimated discounted cash flows using a discount rate of 15 percent. The assumptions supporting cash flows, including the discount rate, were determined using management’s best estimates.

5.	Loss per share

Basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during that period. Diluted loss per share equals basic loss per share because all equity instruments other then outstanding shares would be anti-dilutive. Approximately 1.6 million and 1.0 million outstanding options were excluded from the calculation of loss per share for the quarters ended December 31, 2001 and 2000, respectively.

6.	Inventories

Inventories consisted of the following:

(In thousands)	December 31, 2001	March 31, 2001
Finished goods	$2,684	$6,301
Work-in-process	2,781	1,569
Raw materials	727	1,400

Subtotal	6,192	9,270
Inventory reserve	(2,180)	(2,409)

Total	$4,012	$6,861

7.	Segment Information

Sage manages its operations in two segments, integrated circuits (ICs) and systems including home theater boxes and printed circuit boards (See Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations regarding Sage exiting the printed circuit board business). Sage does not report operating expenses, depreciation and amortization, interest expense, capital expenditures or identifiable net assets by segment. All segment revenues are generated from external customers. Segment information is as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands)	2001	2000	2001	2000
Revenues:
ICs	$8,870	$4,790	$20,919	$12,660
Systems	3,028	4,862	8,950	12,066

Total revenue	11,898	9,652	29,869	24,726
Cost of revenues:
ICs	5,739	2,600	13,170	6,377
Systems	2,401	2,825	5,166	6,776

Total cost of revenue	8,140	5,425	18,336	13,153
Gross profit:
ICs	3,131	2,190	7,749	6,283
Systems	627	2,037	3,784	5,290

Total gross profit	$3,758	$4,227	$11,533	$11,573